CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Columbia Funds Series Trust II of our reports dated December 20, 2019, relating to the financial statements and financial highlights, which appear in the Annual Reports on Form N-CSR of the funds indicated in Appendix A for the year ended October 31, 2019. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Organization and Management of Wholly-Owned Subsidiaries” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Minneapolis, Minnesota
February 26, 2020

Appendix A

Fund Name

Columbia Select Global Equity Fund

Columbia Contrarian Europe Fund

Columbia Seligman Global Technology Fund

Columbia Contrarian Asia Pacific Fund